Exhibit 99.1

DISCOVER FINANCIAL SERVICES REPORTS SECOND QUARTER RESULTS

Riverwoods, IL, June 20, 2007 - Discover Financial Services (NYSE: DFSWI) today reported net income of $209 million for the quarter ended May 31, 2007, compared with record net income of $343 million for the second quarter of 2006.  The second quarter of 2007 included approximately $20 million of pretax costs related to the spin-off from Morgan Stanley that will take place on June 30, 2007.  The second quarter of 2006 benefited from low bankruptcy filings in the United States following the bankruptcy legislation that became effective in October 2005.  Return on managed receivables for the second quarter of 2007 was 1.65%, down from 2.90% in the second quarter of 2006.

Managed credit card receivables were $51.4 billion as of May 31, 2007 reflecting growth of 6% over last year.  Sales volume of $25.4 billion was up 6% from the second quarter of 2006.  Total transactions processed on the Discover® and PULSE® networks grew 14% over the same period last year.

Credit quality remained strong with the managed over 30 day delinquency rate of 3.12% at an all time low reflecting record low U.S. delinquencies partially offset by higher delinquencies in the United Kingdom.  The managed net charge-off rate for the quarter was 4.23%, up 93 basis points from the same period last year.

Financial information presented on a managed basis assumes that loans that have been securitized were not sold and presents financial information on these loans in a manner similar to the way financial information on loans that have not been sold is presented.  For more information and a detailed reconciliation, please refer to the schedule titled “Reconciliation of GAAP to Managed” attached to this press release.

Segment Results (Managed Basis):

U.S. Card

The U.S. Card segment reported second quarter 2007 pretax income of $389 million compared with $534 million for the second quarter of 2006.  Results reflect increased provision for loan losses, higher other expense and lower net interest income partially offset by an increase in other income.  The increase in the provision for loan losses reflects a trend toward more normalized levels of bankruptcy charge-offs compared to low levels in the second quarter of 2006.  The increase in other expense reflects approximately $10 million of spin-off related costs and higher compensation and professional services expense.  The decrease in net interest income reflects higher cost of funds driven by increased market rates and increased borrowings partially offset by higher interest income.  The increase in other income reflects an increase in the interest-only strip receivable mainly due to gains recognized on $3.7 billion of new securitization transactions in the second quarter of 2007, and higher discount and interchange revenue due to higher sales volume, partially offset by lower late and overlimit fees.

U.S. Card managed credit card receivables grew 6% over the same period last year to $46.9 billion and U.S. credit quality remained strong with an over 30 day delinquency rate of 2.97%, 23 basis points lower than last year’s second quarter and 34 basis points below the first quarter of 2007.  The net charge-off rate of 4.00% was up 82 basis points from the same period last year and 19 basis points from the first quarter of 2007.

International Card

The International Card segment reported a pretax loss of $64 million for the second quarter of 2007 compared to pretax income of $4 million for the second quarter of 2006 driven primarily by an increase in the provision for loan losses and higher other expense.  The second quarter of 2007 included a $16 million increase in the provision for loan losses related to implementation of higher minimum payment requirements on certain accounts.   Other expense included approximately $10 million of spin-off related costs and higher technology-related investment.

International Card managed credit card receivables increased 3% from the same period last year to $4.6 billion.  The over 30 day delinquency rate rose 42 basis points from the second quarter of 2006 to 4.69%, but declined 6 basis points from the first quarter of 2007.  The net charge-off rate of 6.50% increased 193 basis points from the second quarter of 2006 and 5 basis points from the first quarter of 2007.  Charge-offs related to the Goldfish portfolio were significantly lower for the second quarter of 2006 as no late stage delinquencies were purchased under the terms of  the acquisition of the Goldfish business in February 2006.

Third Party Payments

The Third Party Payments segment reported pretax income of $8 million for the second quarter of 2007 compared to pretax income of $7 million for the second quarter of 2006.  Increased revenues driven by higher volumes were partially offset by increased expenses.

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Transactions processed on the PULSE Network increased 19% to 559 million for the second quarter of 2007.

Outlook

Growth in U.S. Card sales and receivables is expected to continue in the second half of 2007 while loan losses are expected to gradually increase as bankruptcies trend toward more normal levels.  These factors are expected to result in higher loan loss reserves in the second half of 2007.  In addition, the elevated level of securitization transactions completed in the second quarter is not representative of the quarterly volume of securitization transactions expected for the remainder of the year.  This is expected to lead to lower gains related to new securitization transactions in the second half of 2007.  Marketing expense is expected to increase in the second half of the year, reaching a level similar to 2006 on a full year basis.  The Company estimates an additional $30 million of pre-tax spin-off related costs in the second half of 2007.  Transition effects of the separation from Morgan Stanley, including higher stand-alone funding and liquidity costs and higher compensation expenses, are expected to negatively impact earnings following the spin-off.

About Discover Financial Services

Discover Financial Services, a business unit of Morgan Stanley (NYSE: MS), operates the Discover Card with more than 50 million cardmembers, the Discover Network with millions of merchant and cash access locations, and the Goldfish credit card business in the United Kingdom. Discover also operates the PULSE ATM/debit network, which serves more than 4,400 financial institutions and includes nearly 260,000 ATMs, as well as point-of-sale terminals nationwide. For more information, visit www.discoverfinancial.com, www.discovercard.com, www.discovernetwork.com or www.pulse-eft.com.

Contacts
Discover Financial Services Investor Relations	Discover Financial Services Public Relations
Craig Streem	Leslie Sutton
224-405-4555	224-405-3965

Morgan Stanley Investor Relations
William Pike
212-761-0008

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A financial summary follows.  Financial, statistical, and business related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.discoverfinancial.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are based upon the current beliefs and expectations of Discover Financial Services’ management and are subject to significant risks and uncertainties.  Actual results may differ materially from those set forth in the forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the actions and initiatives of current and potential competitors; our ability to manage credit risks and securitize our receivables at acceptable rates; changes in economic variables, such as the number and size of personal bankruptcy filings, the rate of unemployment and the levels of consumer confidence and consumer debt; the level and volatility of equity prices, commodity prices and interest rates, currency values, investments and other market indices; the availability and cost of funding and capital; access to U.S. or U.K. debt markets; the ability to increase or sustain Discover Card usage or attract new cardmembers and introduce new products or services; our ability to attract new merchants and maintain relationships with current merchants; material security breaches of key systems; unforeseen and catastrophic events; our reputation; the potential effects of technological changes; the effect of political, economic and market conditions and geopolitical events; unanticipated developments relating to lawsuits, investigations or similar matters; the impact of current, pending and future legislation, regulation and regulatory and legal actions; our ability to attract and retain employees; the ability to protect our intellectual property; the impact of our separation from Morgan Stanley; the impact of any potential future acquisitions; investor sentiment; and the restrictions on our operations resulting from indebtedness incurred during our separation from Morgan Stanley.

These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available.  Additional factors that could cause Discover Financial Services’ results to differ materially from those described in the forward-looking statements can be found in the Company’s Form 10, as amended, filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

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DISCOVER FINANCIAL SERVICES
Quarterly Financial Summary
GAAP Basis
(unaudited, dollars in thousands)

Three Months Ended
%

May 31, 2007
May 31, 2006
Change

 Interest Income
$703,365
$607,181
16%

 Interest Expense
336,253
217,336
55%

 Net Interest Income
367,112
389,845
(6%)

 Provision for Loan Losses
203,287
129,502
57%

 Net interest income after provision for loan losses
163,825
260,343
(37%)

 Other Income
871,693
932,027
(6%)

 Other Expense
702,992
648,034
8%

 Income Before Income Taxes
332,526
544,336
(39%)

 Tax Expense
123,284
201,058
(39%)

 Net Income
$209,242
$343,278
(39%)

DISCOVER FINANCIAL SERVICES
Quarterly Financial Summary
Managed Basis(1)
(unaudited, dollars in thousands)

	Three Months Ended		%
	May 31, 2007	May 31, 2006	Change

Interest Income	$1,715,844	$1,574,998	9%
Interest Expense	747,303	573,329	30%

Net Interest Income	968,541	1,001,669	(3%)
Provision for Loan Losses	530,438	371,537	43%

Net interest income after provision for loan losses	438,103	630,132	(30%)
Other Income	597,415	562,238	6%
Other Expense	702,992	648,034	8%

Income Before Income Taxes	332,526	544,336	(39%)
Tax Expense	123,284	201,058	(39%)

Net Income	$209,242	$343,278	(39%)

(1) Managed basis assumes loans that have been securitized were not sold and presents earnings and statistical information on these loans in a manner similar to the way loans that have not been sold are presented. See Reconciliation of GAAP to Managed schedule.

DISCOVER FINANCIAL SERVICES
Quarterly Financial Summary
GAAP Basis
(unaudited, dollars in thousands)

	Six Months Ended		%
	May 31, 2007	May 31, 2006	Change

Interest Income	$1,383,670	$1,193,612	16%
Interest Expense	620,212	446,082	39%

Net Interest Income	763,458	747,530	2%
Provision for Loan Losses	398,673	284,330	40%

Net interest income after provision for loan losses	364,785	463,200	(21%)
Other Income	1,697,370	1,821,302	(7%)
Other Expense	1,358,168	1,255,269	8%

Income Before Income Taxes	703,987	1,029,233	(32%)
Tax Expense	261,113	380,532	(31%)

Net Income	$442,874	$648,701	(32%)

DISCOVER FINANCIAL SERVICES
Quarterly Financial Summary
Managed Basis(1)
(unaudited, dollars in thousands)

	Six Months Ended		%
	May 31, 2007	May 31, 2006	Change

Interest Income	$3,315,528	$3,050,113	9%
Interest Expense	1,393,129	1,112,457	25%

Net Interest Income	1,922,399	1,937,656	(1%)
Provision for Loan Losses	1,013,098	878,741	15%

Net interest income after provision for loan losses	909,301	1,058,915	(14%)
Other Income	1,152,854	1,225,587	(6%)
Other Expense	1,358,168	1,255,269	8%

Income Before Income Taxes	703,987	1,029,233	(32%)
Tax Expense	261,113	380,532	(31%)

Net Income	$442,874	$648,701	(32%)

(1) Managed basis assumes loans that have been securitized were not sold and presents earnings and statistical information on these loans in a manner similar to the way loans that have not been sold are presented. See Reconciliation of GAAP to Managed schedule.

DISCOVER FINANCIAL SERVICES
Quarterly Financial Summary
Reconciliation of GAAP to Managed (2)
(unaudited, dollars in thousands)

	Three Months Ended
	May 31, 2007	May 31, 2006
Interest Income
GAAP Basis	$703,365	$607,181
Securitization Adjustments (2)	1,012,479	967,817

Managed Basis	$1,715,844	$1,574,998

Interest Expense
GAAP Basis	$336,253	$217,336
Securitization Adjustments	411,050	355,993

Managed Basis	$747,303	$573,329

Net Interest Income
GAAP Basis	$367,112	$389,845
Securitization Adjustments	601,429	611,824

Managed Basis	$968,541	$1,001,669

Provision for Loan Losses
GAAP Basis	$203,287	$129,502
Securitization Adjustments	327,151	242,035

Managed Basis	$530,438	$371,537

Net interest income after provision for loan losses
GAAP Basis	$163,825	$260,343
Securitization Adjustments	274,278	369,789

Managed Basis	$438,103	$630,132

Other Income
GAAP Basis	$871,693	$932,027
Securitization Adjustments	(274,278)	(369,789)

Managed Basis	$597,415	$562,238

DISCOVER FINANCIAL SERVICES
Quarterly Financial Summary
Reconciliation of GAAP to Managed (2)
(unaudited, dollars in thousands)

	Six Months Ended
	May 31, 2007	May 31, 2006
Interest Income
GAAP Basis	$1,383,670	$1,193,612
Securitization Adjustments	1,931,858	1,856,501

Managed Basis	$3,315,528	$3,050,113

Interest Expense
GAAP Basis	$620,212	$446,082
Securitization Adjustments	772,917	666,375

Managed Basis	$1,393,129	$1,112,457

Net Interest Income
GAAP Basis	$763,458	$747,530
Securitization Adjustments	1,158,941	1,190,126

Managed Basis	$1,922,399	$1,937,656

Provision for Loan Losses
GAAP Basis	$398,673	$284,330
Securitization Adjustments	614,425	594,411

Managed Basis	$1,013,098	$878,741

Net interest income after provision for loan losses
GAAP Basis	$364,785	$463,200
Securitization Adjustments	544,516	595,715

Managed Basis	$909,301	$1,058,915

Other Income
GAAP Basis	$1,697,370	$1,821,302
Securitization Adjustments	(544,516)	(595,715)

Managed Basis	$1,152,854	$1,225,587

(2) Securitization Adjustments present the effect of loan securitization by recharacterizing as securitization income the portions of the following items that relate to the securitized loans: interest income, interest expense, provision for loan losses, discount and interchange revenue and loan fee revenues. Securitization income is reported in other income.

The data is presented on both a "managed" loan basis and as reported under generally accepted accounting principles ("owned" loan basis). Managed loan data assume that the Company's securitized loan receivables have not been sold and presents the results of securitized loan receivables in the same manner as the Company's owned loans. The Company operates its business and analyzes its financial performance on a managed basis. Accordingly, underwriting and servicing standards are comparable for both owned and securitized loans. The Company  believes that managed loan information is useful to investors because it provides information regarding the quality of loan origination and credit performance of the entire managed portfolio and allows investors to understand the related credit risks inherent in owned loans and retained interests in securitizations. Managed loan data is also relevant because the company services the securitized and owned loans, and the related accounts, in the same manner without regard to ownership of the loans. In addition, investors often request information on a managed basis which provides a more meaningful comparison to industry competitors.